SUB-ITEM 77Q3

AIM European Small Company Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 74U and 74V.


For period ending: 6/30/2009
File number:  811-1540
Series No.:   18



74U. 1 Number of shares outstanding (000's Omitted)
       Class A                       10,122
     2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
       Class B                        1,761
       Class C                        2,136
       Class Y                        1,107


74V. 1 Net asset value per share (to nearest cent)
       Class A                       $ 8.20
     2 Net asset value per share of a second class of open-end company shares (to nearest cent)
       Class B                       $ 7.74
       Class C                       $ 7.75
       Class Y                       $ 8.23